Exhibit 99.1

Apellis Pharmaceuticals Reports Fourth Quarter and Full Year 2023 Financial Results

- Generated $397 million in full year 2023 revenues, including $275 million for SYFOVRE®

(pegcetacoplan injection) and $91 million for EMPAVELI® (pegcetacoplan)

- Strong SYFOVRE launch, with more than 160,000 total doses (commercial and samples) distributed in 2023

- Topline data from Phase 3 VALIANT study of systemic pegcetacoplan in C3G and IC-MPGN expected in mid-2024

- Cash and cash equivalents of $351 million as of December 31, 2023

WALTHAM, Mass., February 27, 2024 (GLOBE NEWSWIRE) – Apellis Pharmaceuticals, Inc. (Nasdaq: APLS), today announced its fourth quarter and full year 2023 financial results and business highlights.

“I am extremely proud of our team, their accomplishments and resilience in a year faced with many highs and some unexpected challenges. The SYFOVRE launch exceeded even our own expectations, with demand growth continuing into the first quarter of 2024, and we remain encouraged by the uptake and high compliance rates for EMPAVELI in PNH,” said Cedric Francois, M.D., Ph.D., co-founder and chief executive officer of Apellis. “We are well-positioned to continue our strong execution in 2024, with a focus on bringing SYFOVRE to even more patients in the U.S. and globally, maximizing EMPAVELI in PNH and C3G/IC-MPGN, advancing our earlier-stage pipeline, and delivering on our mission for patients now and in the future.”

Fourth Quarter 2023 and Recent Business Highlights:

Ophthalmology Highlights

•	SYFOVRE for the treatment of geographic atrophy (GA) secondary to age-related macular degeneration (AMD):

•	Recorded $114.3 million and $275.2 million in SYFOVRE U.S. net product revenue for the fourth quarter and full year 2023, respectively.

•

Delivered approximately 62,000 SYFOVRE doses to physician practices in the fourth quarter, including 55,000 commercial vials and 6,400 samples. More than 160,000 doses have been delivered to physician practices since launch in March through December 31, 2023.

•	Permanent and product-specific J-code for SYFOVRE became effective on October 1, 2023, helping to simplify and streamline the billing and reimbursement of SYFOVRE.

•

Significant presence at multiple medical meetings, including an oral presentation at the American Academy of Ophthalmology (AAO) meeting on data from the GALE extension study showing continued increasing treatment effects and consistent safety data over three years of continuous SYFOVRE use.

•	Data also showed that SYFOVRE reduced nonsubfoveal GA lesion growth by 42% (monthly) in Year 3 compared to projected sham.

•

Initiating a re-examination of the marketing authorization application of SYFOVRE with the European Medicines Agency (EMA) following a negative opinion from the Committee for Medicinal Products for Human Use (CHMP) received in January 2024.

•	Expect a final opinion to be issued by the CHMP in the second quarter of 2024.

Paroxysmal Nocturnal Hemoglobinuria (PNH) Highlights

•	EMPAVELI for the treatment of PNH:

•	Recorded $24.4 million and $91.0 million in EMPAVELI U.S. net product revenue for the fourth quarter and full year 2023, respectively.

•	Continued high patient compliance rates of 97%.

•	Following approval in October 2023, the EMPAVELI Injector is now used by approximately 60% of existing EMPAVELI patients and greater than 90% of new EMPAVELI patients.

•

Presented post hoc data integrated from the Phase 3 PEGASUS and PRINCE studies and the long-term extension study reinforcing the safety and efficacy profile of EMPAVELI in PNH for up to three years at the American Society of Hematology (ASH) Annual Meeting.

R&D Highlights

•	C3 glomerulopathy (C3G) and immune complex glomerulonephritis (IC-MPGN): Completed enrollment in the Phase 3 VALIANT study of systemic pegcetacoplan, with topline data expected in mid-2024.

•

Presented topline data from the Phase 2 NOBLE study investigating pegcetacoplan for the treatment of post-transplant recurrence of C3G and IC-MPGN at the American Society of Nephrology (ASN) Kidney Week Annual Meeting. Data demonstrated reduced disease activity as measured by C3c staining in as early as 12 weeks, as well as improvements across key clinical measures.

•

Cold agglutinin disease (CAD): As previously reported by Sobi, the Companies discontinued the Phase 3 CASCADE study of systemic pegcetacoplan for CAD due to a realignment of Sobi and Apellis’ development activities as there is a decreased medical need in CAD and therefore a limited number of patients eligible for the study.

•	There were no safety concerns in this study, and efficacy was not evaluated due to the blinded study design.

•	Sobi is working with investigators on how to best support patients and their physicians in finding an appropriate treatment option going forward.

•

Hematopoietic stem cell transplantation-associated thrombotic microangiopathy (HSCT-TMA): Sobi continues to enroll patients in its Phase 2 study evaluating the efficacy and safety of systemic pegcetacoplan in patients with HSCT-TMA.

•	APL-3007 (small interfering RNA silencing C3): Currently in a Phase 1 dose escalation study with topline data expected in 2024.

Fourth Quarter and Full Year 2023 Financial Results:

Cash. As of December 31, 2023, Apellis had $351.2 million in cash and cash equivalents, compared to $551.8 million in cash and cash equivalents as of December 31, 2022. Apellis anticipates its cash balance, combined with cash anticipated to be generated from the unwind of the capped call transactions and from the sales of EMPAVELI and SYFOVRE, will be sufficient to fund its projected operating expenses and capital expenditures for the foreseeable future.

Total Revenue.

•

Total revenue was $146.4 million for the fourth quarter of 2023, which consisted of $114.3 million in U.S. net product revenue of SYFOVRE, $24.4 million in U.S. net product revenue of EMPAVELI and $7.7 million in licensing and other revenue associated with the Sobi collaboration. Total revenue was $22.7 million for the fourth quarter of 2022, which consisted of $19.7 million in U.S. net product revenue of EMPAVELI and $3.0 million in licensing and other revenue associated with the Sobi collaboration.

•

For the full year 2023, total revenue was $396.6 million, which consisted of $275.2 million in U.S. net product revenue of SYFOVRE, $91.0 million in U.S. net product revenue of EMPAVELI and $30.3 million in licensing and other revenue associated with the Sobi collaboration. For the full year 2022, total revenue was $75.4 million, which consisted of $65.1 million in U.S. net product revenue of EMPAVELI and $10.3 million in licensing and other revenue associated with the Sobi collaboration.

Cost of Sales.

•

Cost of sales was $19.9 million for the fourth quarter of 2023, compared to $2.9 million for the fourth quarter of 2022, respectively. For the full year 2023, cost of sales was $58.5 million as compared to $5.6 million for the full year 2022.

•

Cost of sales consists primarily of costs associated with the manufacturing of SYFOVRE and EMPAVELI, royalties owed to our licensor for such sales, costs associated with Sobi revenue, and certain period costs.

•

Prior to receiving FDA approval for EMPAVELI in May 2021 and SYFOVRE in February 2023, costs associated with the manufacturing of EMPAVELI and SYFOVRE inventory were expensed as research and development (R&D) expense. This resulted in inventory being sold during the 2022 and 2023 periods, for which a portion of the costs had been previously expensed prior to FDA approval.

R&D Expenses.

•

R&D expenses were $69.3 million for the fourth quarter of 2023, compared to $99.4 million for the fourth quarter of 2023. For the full year 2023, R&D expenses were $354.4 million compared to $387.2 million for the full year 2022.

•

The decrease in R&D expenses for the full year 2023 was primarily attributable to a decrease in program specific external costs, including the discontinuation of the MERIDIAN study for ALS and the approval of SYFOVRE, and a decrease in non-program specific external costs. These decreases were partially offset by an increase in compensation and related personnel costs.

General and Administrative (G&A) Expenses.

•

G&A expenses were $141.7 million for the fourth quarter of 2023, compared to $84.4 million for the fourth quarter of 2022. For the full year 2023, G&A expenses were $500.8 million compared to $277.2 million for the full year 2022.

•

The increase in G&A expenses for the full year 2023 was primarily attributable to an increase in employee related costs related to hiring activities to support the launch of SYFOVRE, an increase in commercialization related activity, an increase in professional and consulting fees, an increase in travel related expenses and higher office costs.

Net Loss (Income). Apellis reported a net loss of $88.5 million and $528.6 million for the fourth quarter and full year 2023, respectively, compared to a net loss of $166.0 million and $652.2 million for the same periods in 2022.

Convertible Notes.

•

Apellis entered into agreements to unwind approximately 80% of the capped call transactions that it entered into in connection with the issuance of the Company’s 3.500% Senior Convertible Notes due 2026 (the Notes).

•

The unwind agreements will apply to the portion of the capped call transactions in a notional amount corresponding to the $426.1 million of Notes that are held by Apellis in treasury as of December 31, 2023, or have been previously converted.

•	The unwind transactions will be settled based on a 7-day averaging period beginning on and including February 27, 2024.

•

Apellis anticipates that it will receive aggregate net cash proceeds of approximately $100 million in connection with this portion of the capped call transactions, although the final amount of net cash proceeds will be determined after the expiration of the 7-day averaging period.

•

In connection with the unwind, the counterparties may sell shares of Apellis’ common stock in secondary market transactions, and/or unwind various derivative transactions with respect to Apellis’ common stock.

•	As of December 31, 2023, the aggregate principal balance of the Notes due 2026, net of unamortized debt issuance costs, was $93.0 million.

Conference Call and Webcast

Apellis will host a conference call and webcast to discuss its fourth quarter and year end 2023 financial results and business highlights today, February 27, 2024, at 8:30 a.m. ET. To access the live call by phone, please pre-register for the call here. A live audio webcast of the event and accompanying slides may also be accessed through the “Events and Presentations” page of the “Investors and Media” section of the company’s website. A replay of the webcast will be available for 30 days following the event.

About SYFOVRE® (pegcetacoplan injection)

SYFOVRE® (pegcetacoplan injection) is the first-ever approved therapy for geographic atrophy (GA). By targeting C3, SYFOVRE is designed to provide comprehensive control of the complement cascade, part of the body’s immune system. SYFOVRE is approved in the United States for the treatment of GA secondary to age-related macular degeneration.

About EMPAVELI®/Aspaveli® (pegcetacoplan)

EMPAVELI®/Aspaveli® (pegcetacoplan) is a targeted C3 therapy designed to regulate excessive activation of the complement cascade, part of the body’s immune system, which can lead to the onset and progression of many serious diseases. It is approved for the treatment of paroxysmal nocturnal hemoglobinuria (PNH) in the United States, European Union, and other countries globally. The therapy is also under investigation for several other rare diseases across hematology and nephrology.

U.S. Important Safety Information for SYFOVRE® (pegcetacoplan injection)

CONTRAINDICATIONS

•	SYFOVRE is contraindicated in patients with ocular or periocular infections, and in patients with active intraocular inflammation

WARNINGS AND PRECAUTIONS

•	Endophthalmitis and Retinal Detachments

•

Intravitreal injections, including those with SYFOVRE, may be associated with endophthalmitis and retinal detachments. Proper aseptic injection technique must always be used when administering SYFOVRE to minimize the risk of endophthalmitis. Patients should be instructed to report any symptoms suggestive of endophthalmitis or retinal detachment without delay and should be managed appropriately.

•	Retinal Vasculitis and/or Retinal Vascular Occlusion

•

Retinal vasculitis and/or retinal vascular occlusion, typically in the presence of intraocular inflammation, have been reported with the use of SYFOVRE. Cases may occur with the first dose of SYFOVRE and may result in severe vision loss. Discontinue treatment with SYFOVRE in patients who develop these events. Patients should be instructed to report any change in vision without delay.

•	Neovascular AMD

•

In clinical trials, use of SYFOVRE was associated with increased rates of neovascular (wet) AMD or choroidal neovascularization (12% when administered monthly, 7% when administered every other month and 3% in the control group) by Month 24. Patients receiving SYFOVRE should be monitored for signs of neovascular AMD. In case anti-Vascular Endothelial Growth Factor (anti-VEGF) is required, it should be given separately from SYFOVRE administration.

•	Intraocular Inflammation

•

In clinical trials, use of SYFOVRE was associated with episodes of intraocular inflammation including: vitritis, vitreal cells, iridocyclitis, uveitis, anterior chamber cells, iritis, and anterior chamber flare. After inflammation resolves, patients may resume treatment with SYFOVRE.

•	Increased Intraocular Pressure

•

Acute increase in IOP may occur within minutes of any intravitreal injection, including with SYFOVRE. Perfusion of the optic nerve head should be monitored following the injection and managed as needed.

ADVERSE REACTIONS

•	Most common adverse reactions (incidence ≥5%) are ocular discomfort, neovascular age-related macular degeneration, vitreous floaters, conjunctival hemorrhage.

Please see accompanying full Prescribing Information for more information.

U.S. Important Safety Information for EMPAVELI® (pegcetacoplan)

BOXED WARNING: SERIOUS INFECTIONS CAUSED BY ENCAPSULATED BACTERIA

EMPAVELI, a complement inhibitor, increases the risk of serious infections, especially those caused by encapsulated bacteria, such as Streptococcus pneumoniae, Neisseria meningitidis, and Haemophilus influenzae type B. Life-threatening and fatal infections with encapsulated bacteria have occurred in patients treated with complement inhibitors. These infections may become rapidly life-threatening or fatal if not recognized and treated early.

•

Complete or update vaccination for encapsulated bacteria at least 2 weeks prior to the first dose of EMPAVELI, unless the risks of delaying therapy with EMPAVELI outweigh the risks of developing a serious infection. Comply with the most current Advisory Committee on Immunization Practices (ACIP) recommendations for vaccinations against encapsulated bacteria in patients receiving a complement inhibitor.

•

Patients receiving EMPAVELI are at increased risk for invasive disease caused by encapsulated bacteria, even if they develop antibodies following vaccination. Monitor patients for early signs and symptoms of serious infections and evaluate immediately if infection is suspected.

Because of the risk of serious infections caused by encapsulated bacteria, EMPAVELI is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the EMPAVELI REMS.

CONTRAINDICATIONS

•	Hypersensitivity to pegcetacoplan or to any of the excipients

•	For initiation in patients with unresolved serious infection caused by encapsulated bacteria including Streptococcus pneumoniae, Neisseria meningitidis, and Haemophilus influenzae type B

WARNINGS AND PRECAUTIONS

Serious Infections Caused by Encapsulated Bacteria

EMPAVELI, a complement inhibitor, increases a patient’s susceptibility to serious, life-threatening, or fatal infections caused by encapsulated bacteria including Streptococcus pneumoniae, Neisseria meningitidis (caused by any serogroup, including non-groupable strains), and Haemophilus influenzae type B. Life-threatening and fatal infections with encapsulated bacteria have occurred in both vaccinated and unvaccinated patients treated with complement inhibitors. The initiation of EMPAVELI treatment is contraindicated in patients with unresolved serious infection caused by encapsulated bacteria.

Complete or update vaccination against encapsulated bacteria at least 2 weeks prior to administration of the first dose of EMPAVELI, according to the most current ACIP recommendations for patients receiving a complement inhibitor. Revaccinate patients in accordance with ACIP recommendations considering the duration of therapy with EMPAVELI. Note that, ACIP recommends an administration schedule in patients receiving complement inhibitors that differs from the administration schedule in the vaccine prescribing information. If urgent EMPAVELI therapy is indicated in a patient who is not up to date with vaccines against encapsulated bacteria according to ACIP recommendations, provide the patient with antibacterial drug prophylaxis and administer these vaccines as soon as possible. The benefits and risks of treatment with EMPAVELI, as well as the benefits and risks of antibacterial drug prophylaxis in unvaccinated or vaccinated patients, must be considered against the known risks for serious infections caused by encapsulated bacteria.

Vaccination does not eliminate the risk of serious encapsulated bacterial infections, despite development of antibodies following vaccination. Closely monitor patients for early signs and symptoms of serious infection and evaluate patients immediately if an infection is suspected. Inform patients of these signs and symptoms and instruct patients to seek immediate medical care if these signs and symptoms occur. Promptly treat known infections. Serious infection may become rapidly life-threatening or fatal if not recognized and treated early. Consider interruption of EMPAVELI in patients who are undergoing treatment for serious infections.

EMPAVELI is available only through a restricted program under a REMS.

EMPAVELI REMS

EMPAVELI is available only through a restricted program under a REMS called EMPAVELI REMS, because of the risk of serious infections caused by encapsulated bacteria. Notable requirements of the EMPAVELI REMS include the following:

Under the EMPAVELI REMS, prescribers must enroll in the program. Prescribers must counsel patients about the risks, signs, and symptoms of serious infections caused by encapsulated bacteria, provide patients with the REMS educational materials, ensure patients are vaccinated against encapsulated bacteria at least 2 weeks prior to the first dose of EMPAVELI, prescribe antibacterial drug prophylaxis if patients’ vaccine status is not up to date and treatment must be started urgently, and provide instructions to always carry the Patient Safety Card both during treatment, as well as for 2 months following last dose of EMPAVELI. Pharmacies that dispense EMPAVELI must be certified in the EMPAVELI REMS and must verify prescribers are certified.

Further information is available at www.empavelirems.com or 1-888-343-7073.

Infusion-Related Reactions

Systemic hypersensitivity reactions (e.g., facial swelling, rash, urticaria) have occurred in patients treated with EMPAVELI. One patient (less than 1% in clinical studies) experienced a serious allergic reaction which resolved after treatment with antihistamines. If a severe hypersensitivity reaction (including anaphylaxis) occurs, discontinue EMPAVELI infusion immediately, institute appropriate treatment, per standard of care, and monitor until signs and symptoms are resolved.

Monitoring PNH Manifestations after Discontinuation of EMPAVELI

After discontinuing treatment with EMPAVELI, closely monitor for signs and symptoms of hemolysis, identified by elevated LDH levels along with sudden decrease in PNH clone size or hemoglobin, or reappearance of symptoms such as fatigue, hemoglobinuria, abdominal pain, dyspnea, major adverse vascular events (including thrombosis), dysphagia, or erectile dysfunction. Monitor any patient who discontinues EMPAVELI for at least 8 weeks to detect hemolysis and other reactions. If hemolysis, including elevated LDH, occurs after discontinuation of EMPAVELI, consider restarting treatment with EMPAVELI.

Interference with Laboratory Tests

There may be interference between silica reagents in coagulation panels and EMPAVELI that results in artificially prolonged activated partial thromboplastin time (aPTT); therefore, avoid the use of silica reagents in coagulation panels.

ADVERSE REACTIONS

Most common adverse reactions in patients with PNH (incidence ≥10%) were injection site reactions, infections, diarrhea, abdominal pain, respiratory tract infection, pain in extremity, hypokalemia, fatigue, viral infection, cough, arthralgia, dizziness, headache, and rash.

USE IN SPECIFIC POPULATIONS

Females of Reproductive Potential

EMPAVELI may cause embryo-fetal harm when administered to pregnant women. Pregnancy testing is recommended for females of reproductive potential prior to treatment with EMPAVELI. Advise female patients of reproductive potential to use effective contraception during treatment with EMPAVELI and for 40 days after the last dose.

Please see full Prescribing Information, including Boxed WARNING regarding serious infections caused by encapsulated bacteria, and Medication Guide.

About Apellis

Apellis Pharmaceuticals, Inc. is a global biopharmaceutical company that combines courageous science and compassion to develop life-changing therapies for some of the most challenging diseases patients face. We ushered in the first new class of complement medicine in 15 years and now have two approved medicines targeting C3. These include the first-ever therapy for geographic atrophy, a leading cause of blindness around the world. We believe we have only begun to unlock the potential of targeting C3 across serious retinal, rare, and neurological diseases. For more information, please visit http://apellis.com or follow us on Twitter and LinkedIn.

Apellis Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected timing of clinical data, the re-examination of the marketing authorization application of SYFOVRE and the expected proceeds from the unwind of the capped call transactions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the benefit/risk profile of SYFOVRE following the events of retinal vasculitis will impact the Company’s commercialization efforts; whether SYFOVRE will receive approval from foreign regulatory agencies for GA when expected or at all, including the impact of the reported events of retinal vasculitis on the likelihood and timing of such approvals; whether the Company’s clinical trials will be completed when anticipated; whether results obtained in clinical trials will be indicative of results that will be generated in future clinical trials; whether pegcetacoplan will successfully advance through the clinical trial process on a timely basis, or at all; whether the results of the Company’s clinical trials will warrant regulatory submissions and whether systemic pegcetacoplan will receive approval from the FDA or equivalent foreign regulatory agencies for C3G and IC-MPGN or any other indication when expected or at all; the period for which the the Company believes that its cash resources will be sufficient to fund its operations; ; and other factors discussed in the “Risk Factors” section of Apellis’ Annual Report on Form 10-K with the Securities and Exchange Commission on February 27, 2024 and the risks described in other filings that Apellis may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Apellis specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:

Lissa Pavluk

media@apellis.com

617.977.6764

Investor Contact:

Meredith Kaya

meredith.kaya@apellis.com

617.599.8178

APELLIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$351,185	$551,801
Accounts receivable	206,442	7,727
Inventory	146,362	85,714
Prepaid assets	38,820	36,350
Restricted cash	1,114	1,273
Other current assets	22,408	36,658

Total current assets	766,331	719,523
Non-current assets:
Right-of-use assets	16,745	18,747
Property and equipment, net	4,345	6,148
Other assets	1,309	15,799

Total assets	$788,730	$760,217

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	37,516	37,342
Accrued expenses	127,806	95,139
Current portion of development liability	75,830	29,504
Current portion of right of use liabilities	6,441	5,625

Total current liabilities	247,593	167,610
Long-term liabilities:
Long-term development liability	239,817	315,647
Convertible senior notes	93,033	92,736
Right-of-use liabilities	11,454	14,352
Other liabilities	2,312	—

Total liabilities	594,209	590,345
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized and zero shares issued and outstanding at December 31, 2023 and 2022	—	—
Common stock, $0.0001 par value; 200,000 shares authorized at December 31, 2023 and 2021; 119,556 and 110,772 shares issued and outstanding at December 31, 2023 and 2022	12	11
Additional paid-in capital	3,035,539	2,479,596
Accumulated other comprehensive loss	(3,542)	(875)
Accumulated deficit	(2,837,488)	(2,308,860)

Total stockholders’ equity	194,521	169,872

Total liabilities and stockholders’ equity	$788,730	$760,217

APELLIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except per share amounts)

	For the Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Product revenue, net	$138,655	$19,653	$366,281	$65,092
Licensing and other revenue	7,722	3,010	30,310	10,330

Total revenue:	146,377	22,663	396,591	75,422
Operating expenses:
Cost of sales	19,912	2,925	58,510	5,636
Research and development	69,282	99,423	354,387	387,236
General and administrative	141,701	84,368	500,815	277,163

Operating expenses:	230,895	186,716	913,712	670,035

Net operating loss	(84,518)	(164,053)	(517,121)	(594,613)
Loss on conversion of debt	—	—	—	(32,890)
Interest income	4,548	4,575	20,933	8,914
Interest expense	(7,402)	(7,738)	(29,581)	(32,626)
Other (expense)/income, net	219	(246)	(727)	(288)

Net loss before taxes	(87,153)	(167,462)	(526,496)	(651,503)

Income tax expense	1,423	(1,471)	2,132	669

Net income/(loss)	$(88,576)	$(165,991)	$(528,628)	$(652,172)

Other comprehensive (loss)/gain:
Unrealized (loss)/gain on marketable securities	—	382	—	(1)
Unrealized (loss)/gain on pension plans	(2,618)	1,646	(2,618)	1,646
Foreign currency gain/(loss)	141	124	(49)	(430)

Total other comprehensive income/(loss)	(2,477)	2,152	(2,667)	1,215

Comprehensive loss, net of tax	$(91,053)	$(163,839)	$(531,295)	$(650,957)

Net loss per common share, basic and diluted	$(0.73)	$(1.50)	$(4.45)	$(6.15)

Weighted-average number of common shares used in net loss per common share, basic and diluted	121,232	110,629	118,678	106,114